PROPRIETARY/NON-COMPETE
AGREEMENT

I.  Introduction

            This Agreement is entered into and is effective this 15th day of January 2007, by and between ALAMO GROUP INC. ("ALAMO"), a Delaware corporation, and Daniel E. Malone, (EMPLOYEE).

            WHEREAS, a major portion of ALAMO and its Affiliates (separately and collectively referred to as "COMPANY") business consists principally of the design, development, engineering, manufacture, assembly, promotion, advertising, marketing, merchandising, sales and distribution of tractor and truck mounted mowing and other vegetation maintenance equipment, excavators, street sweepers, vacuum trucks, agricultural implements, front-end loaders, backhoe and related after market parts (the "Business"); and

            WHEREAS, the COMPANY agrees to provide to EMPLOYEE, special training and instruction relating to COMPANY business methods and access to confidential proprietary information and materials belonging to COMPANY, its affiliates as described in more detail in Paragraph III herein;

            WHEREAS, in consideration of EMPLOYEE'S employment by COMPANY, the compensation to be paid EMPLOYEE by COMPANY and the proprietary information and special training to be provided to EMPLOYEE set forth in this Agreement, the EMLOYEE provides the consideration or return promise to honor the Company's restriction against competition (as more fully described in Paragraph V herein) during the period of employment, this Agreement being a condition thereof and ancillary thereto and not purporting to set forth the terms of such employment, except for those specifically referred to herein, it is agreed as follow:

II.    Employment

            COMPANY hereby agrees to employ, or if EMPLOYEE is already employed by COMPANY, to continue to employ EMPLOYEE for the time, at the salary or wage, from time to time agreed upon by COMPANY and EMPLOYEE and EMPLOYEE agrees to perform the duties from time to time designated by COMPANY.  EMPLOYEE is an at-will employee of COMPANY.  Nothing contained in this Agreement is to be construed as altering EMPLOYEE's status as an at-will employee.  It is understood and agreed by EMPLOYEE that COMPANY shall have the right to terminate EMPLOYEE'S services at any time, with or without cause, and without remuneration other than that which has accrued at the time of termination.

III.       Proprietary Information

  EMPLOYEE agrees that he or she will not at any time either while employed by  ALAMO, it affiliates, divisions, or subsidiaries, or afterwards, make any independent use of, or disclose to any other person or organization, except as authorized in writing by ALAMO, any of the proprietary information of ALAMO, its affiliates, divisions, or subsidiaries.

  Proprietary information shall include but not be limited to:  any information made available to EMPLOYEE during the course of EMPLOYEE's employment relating to inventions, ideas, technical data, product specifications, services, processes, procedures, machinery, apparatus, prices, discounts, manufacturing costs, computer information systems (including software which shall encompass, for example, source code, object code, documentation, diagrams, and flow charts), unpublished works of any nature whether or not copyrightable, future plans, policies, and all other information and knowledge used in management, engineering, manufacturing, marketing, purchasing, finance, operations, or otherwise, concerning the business of COMPANY, which is of a secret or confidential nature (whether or not acquired, originated or developed in whole or part by EMPLOYEE).

  On termination of such employment, EMPLOYEE shall promptly deliver to COMPANY all drawings, blueprints, or manuals, letters, notes, notebooks, reports and copies thereof, customer information, electronically stored data, and all other proprietary information (collectively referred to as "documents") relating in any way to COMPANY business or customers in the possession or under the control of EMPLOYEE.  All such documents made or produced by  EMPLOYEE or those under EMPLOYEE'S control shall remain the sole property of COMPANY.  All such documents produced by EMPLOYEE will be works for hire produced for COMPANY and COMPANY will own all rights in such documents, including copyright, patents, etc.

IV.       Conflict of Interest

  EMPLOYEE agrees that during the term of his/her employment with COMPANY, he/she will not engage in any business interest or activities which, conflict or compete with the business or interests of COMPANY.  EMPLOYEE agrees that during the term of his/her employment with the COMPANY, he/she will promptly report to his/her supervisor any current and future outside business activity.

V.        Competition

  In exchange for the consideration exchanged between the COMPANY and EMPLOYEE as referenced in the Introduction of this Agreement, the EMPLOYEE agrees that when and if his/her employment by the COMPANY is terminated for any reason whatsoever, he or she shall not for a period of twelve (12) months thereafter, (1) engage in any business competitive with COMPANY, (2) enter the employ of any other persons or other entity engaged in activities relating to the sale or manufacture of heavy duty mowing and ditching equipment and spare parts, or (3) accept or seek any interest directly in or with, any other persons or other entities engaged in the Business.

  EMPLOYEE recognizes that in the highly competitive industry in which COMPANY is engaged, personal contact is of primary importance in securing new customers and in retaining the accounts of present customers.  Accordingly, and in exchange for the consideration as referenced in the Introduction of this Agreement between the EMPLOYEE and the COMPANY, EMPLOYEE agrees that at no time during the term of his/her employment, or for a period of twelve (12) months immediately following the termination of his/her employment, will he or she for himself or herself,  or on behalf of any other persons or other entity, directly or indirectly, solicit the sale or purchase of products or services related to the Business from any customer or former customer of COMPANY who EMPLOYEE had personal contact, developed business relationships and/or provided services during the term of said EMPLOYEE'S employment with the COMPANY.  Nor will he or she in any way, directly or indirectly, for himself or herself, or on behalf of or in conjunction with any other persons or other entity solicit, divert, or take away during the aforesaid time, any such customers of  COMPANY who EMPLOYEE had personal contact, developed business relationships and/or provided services during the term of said EMPLOYEE's employment with the COMPANY.

  EMPLOYEE agrees that during the term of his/her employment by COMPANY and for a period of twelve (12) months after termination of his/her employment with COMPANY (regardless of whether such termination is voluntary or involuntary) he/she will not solicit or entice any other employee of COMPANY to leave COMPANY to go to work for any other business organization which is in direct or indirect competition with  COMPANY.

  The restrictions on EMPLOYEE contained in this Section V are limited to areas the COMPANY is engaged in the Business which the EMPLOYEE and COMPANY agree is at least all of North America.

VI.       Inventions

  EMPLOYEE will disclose promptly to COMPANY any and all inventions now or hereafter conceived by EMPLOYEE singly or jointly, whether on COMPANY time or on EMPLOYEE's time, during the entire period of EMPLOYEE's employment or within six (6) months afterward, which inventions are capable of being used by COMPANY to its advantage.  For the purposes of this Section, "inventions" includes, but is not limited to:  machinery, apparatus, products, processes, computer hardware, information systems, computer software (including without limitation, source code, object code, documentation, diagrams, and flow charts)  and any other discoveries, concepts, and ideas, whether patentable, copyrightable, or otherwise protectable or not (including without limitation, processes, methods, formulas, and techniques, as well as improvements thereof or know-how related thereto concerning any present or prospective activities of COMPANY).

  Employee will assign all of EMPLOYEE's interest in such inventions and patents as COMPANY may request, including both domestic and foreign patent and copyrights rights, to COMPANY, subject to the terms of this Section.  EMPLOYEE will sign all applications for and assignments of patents, copyrights, or interest therein, required by COMPANY in connection therewith.  EMPLOYEE will sign all other writings and perform all other acts necessary or convenient to carry out the terms of this Section.

  EMPLOYEE understands that COMPANY will not require EMPLOYEE to assign, and that EMPLOYEE will not be under any obligation to assign, to COMPANY any rights in an invention for which no equipment, supplies, facility or trade secret information of COMPANY was used and which was developed entirely on EMPLOYEE's own time, and (1) which does not relate directly to the business of the COMPANY, or the COMPANY's actual or demonstrably anticipated research or development, or (2) which does not result from any work performed by EMPLOYEE for COMPANY.

  EMPLOYEE understands that all patents, copyrights, inventions or interest therein that EMPLOYEE may assign to COMPANY by this Section shall be held for the benefit of COMPANY.  EMPLOYEE understands that nothing in this Section shall require COMPANY to accept EMPLOYEE's assignment or other conveyance in any interest in any patent, copyright or invention or to prosecute any patent or copyright application or other proceeding than as COMPANY may desire.

VII.      Miscellaneous

  In case any one or more of the provisions contained in this Agreement shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement; this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein.  If, moreover, any one or more of the provisions contained in this Agreement shall for any reason be held to be excessively broad as to time, duration, geographical scope, activity or subject, it shall be construed by limiting and reducing it so as to be enforceable to the extent compatible with the applicable laws as they shall then appear.

  COMPANY and the EMPLOYEE, jointly and severally, acknowledge that it would be impossible to calculate or ascertain accurately and definitely the damages COMPANY would sustain from a breach by EMPLOYEE of the provisions of this Agreement and that no adequate remedy at law exists.  Accordingly, in the event of a threatened breach by EMPLOYEE of said provisions, COMPANY  shall be entitled to an injunction restraining such prohibited activity.  Nothing herein, however, shall be construed as prohibiting COMPANY from pursuing any other remedies available to COMPANY for such breach or threatened breach, including the recovery of damages from EMPLOYEE.  If EMPLOYEE violates any agreement contained in the Agreement and COMPANY brings legal action for injunctive or other relief, COMPANY shall not, as a result of time involved in obtaining the relief, be deprived of the benefit of the full period of any such agreement.  Accordingly, the agreements of EMPLOYEE contained in the Agreement shall have the durations specified above, which periods shall begin upon the later date of:  (i) the date of this Agreement;  (ii) the date that employment ends in the case of Section V of this Agreement;  (iii) the date of entry by a court of competent jurisdiction of a final judgment enforcing the agreements of EMPLOYEE in this Agreement.  If EMPLOYEE violates the terms of the Agreement and COMPANY retains any attorney to enforce the terms of this Agreement, to negotiate a settlement or to otherwise uphold COMPANY's rights, COMPANY shall recover from EMPLOYEE, reasonable attorney's fees and costs incurred by reason of EMPLOYEE's violation of this Agreement.

  This Agreement shall be construed in accordance with and governed for all purposes by the laws of the State of Texas (other than conflicts of laws provisions) unless the COMPANY waives such jurisdiction or unless prohibited or mandated elsewhere by law. Venue for any lawsuits shall be in Guadalupe County, Texas unless that venue is waived by Company or prohibited or mandated elsewhere by law.  EMPLOYEE and COMPANY relinquish and waive the jurisdiction of the courts of the United States and right or removal thereto except as to appeals from the highest appellate court in Texas or appeals from the highest appellate court of any other state where enforcement of this Agreement is sought to the United States Supreme Court, unless exclusive jurisdiction lies in the courts of the United States.

  This Agreement, complete with Exhibits, if any, constitutes the entire agreement between EMPLOYEE and COMPANY with respect to the subject matter hereof and there are no other agreements of any kind affecting it.  Neither EMPLOYEE nor COMPANY has made or relied upon any oral representations contrary hereto.  In the event EMPLOYEE has previously entered into a contract with COMPANY of the same general nature as this Agreement, this Agreement supersedes and replaces said previous contract as of the effective date of this Agreement.

This Agreement may not be changed or terminated orally, and no change, termination or waiver of this Agreement or of any of the provisions herein contained shall be binding unless made in writing and signed by the party against whom the same is sought to be enforced, and in case of COMPANY, by an authorized officer of COMPANY.  Any change or changes, from time to time, in EMPLOYEE's salary and/or duties shall not be, nor deemed to be, a change, termination or waiver of this Agreement or of any of the provisions herein contained.

  EMPLOYEE agrees that this Agreement is not a promise of future employment.  There are no previous or simultaneous written or oral representations, understandings, or agreements with COMPANY or any of its officers or representatives covering the same subject matter.

  Affiliates.  As used herein, the term "affiliates" of COMPANY refers to any corporation, partnership, or other entity that controls or is controlled by, or is under common control with COMPANY, or any successor or assignee of COMPANY.

  The representations and covenants contained in this Agreement on the part of EMPLOYEE will be construed as ancillary and independent of other provision of this Agreement.  The existence of any claim or cause of action of EMPLOYEE against COMPANY or any employee or agent of COMPANY shall not constitute a defense to enforcement by COMPANY of the covenants of the EMPLOYEE contained in this Agreement.

This Agreement will inure to the benefit of COMPANY and its successor and assigns.

EMPLOYEE acknowledges receipt of a copy of this Agreement.

EMPLOYEE:		ALAMO GROUP INC.:

by:
Daniel E. Malone		Robert H. George Vice President

Date: January 15, 2007		Date: January 15, 2007